Indemnification Agreement

This Indemnification Agreement (this “Agreement”) is made and entered into as of October 6, 2011 (the “Effective Date”) by and between Global Health Voyager, Inc. a Delaware corporation ("Buyer") and Mr. Rudy Rupak (“Member”), with reference to the facts set forth below.

A.         Member owns membership interests constituting a substantial majority of the issued and outstanding preferred membership interests (the “Interests”) of Healthcare International Networks, LLC a Delaware limited liability company (the “Company”).

B.         Concurrently with the execution and delivery of this Agreement, Buyer is purchasing all of the assets of the Company in connection with the business known as "Planet Hospital" pursuant to the terms and conditions of an Asset Purchase Agreement dated as of the date hereof, (the "Purchase Agreement"). The Buyer requires that this Indemnification Agreement be executed and delivered by the Member as a condition to the purchase of the assets of the Company by Buyer.

NOW, THEREFORE, based on the foregoing premises and the mutual covenants herein contained, the parties agree as follows (capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement):

1.         Indemnification. Member shall indemnify and hold harmless Buyer and its successors and assigns, attorneys, shareholders, officers, directors and agents, from and against any losses, liabilities, damages, costs and expenses, including the fees of counsel (collectively, “Damages”) resulting from (i) any breach of any representation or warranty made by the Company in the Purchase Agreement, (ii) any breach of any of the covenants or agreements made by the Company in the Purchase Agreement, (iii) the operation of the Business or the Purchased Assets by the Company at any time or times on or prior to the Closing Date (as defined in the Purchase Agreement), (iv) any failure of the Company to pay the Transaction Taxes (as defined in the Purchase Agreement) , (v) any failure of the Company to pay or perform its indemnification obligations in favor of Buyer under the Purchase Agreement, (vi) any failure of Company to perform the Excluded Liabilities and (vii) all other Damages directly or indirectly incurred by Buyer as a result of entering into the Purchase Agreement with the Company.

2.         Assumption. In addition to, and without limitation of the provisions of Section 1 above, Member hereby represents and warrants to Buyer, that Member is expressly assuming the liabilities of the Company set forth on Schedule A hereto, and that all such liabilities and obligations shall be fully and timely performed by Member and that Buyer shall have no obligation whatsoever with respect to the payment or performance of such obligations and liabilities. Any Damages resulting from the failure of Member to perform or satisfy the liabilities on Schedule A shall be entitled to the provisions for indemnity in favor of Buyer provided by this Agreement to the same extent as if such failure to perform were on the part of the Company.

3.         Remedies. If Member breaches the covenants set forth in Section 1 of this Agreement, Buyer will be entitled, in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 1 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

4.         Representations. Member hereby represents and warrants that he has full power to execute and deliver this Indemnification Agreement and to perform his undertakings hereunder. Member represents and warrants that he has and will receive substantial consideration and economic benefit as a result of the Purchase Agreement.

5.         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings between the parties with respect thereto. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER :	MEMBER :

Global Health Voyager, Inc.,

/s/ Ali Moussavi	/s/ Rudy Rupak
Ali Moussavi, Chief Executive Officer	Rudy Rupak

Schedule A

Member Assumed Liabilities

Liabilities and settlement

	32,865.04	19,100.00

Surrogacy Patients

	51,500.00

Total payables	71,600.00